EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the use in this Amendment No.1 to this Annual Report on Form 40-F of our report dated March 30, 2006 (April 10, 2006 as to Notes 24 and 25 and January 31, 2007 as to Note 1(b)) (which audit report expresses an unqualified opinion and includes an explanatory paragraph relating to our consideration of internal control over financial reporting and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference referring to changes in accounting principles) relating to the consolidated financial statements of Ivanhoe Mines Ltd. and to the reference to us under the heading “Item 12: Interests of Experts” in the Annual Information Form dated March 30, 2006 filed as part of this Amendment No.1 to this Annual Report on Form 40-F.
We also consent to the incorporation by reference in Registration Statement No. 333-128205 on Form S-8 of our report dated March 30, 2006 (April 10, 2006 as to Notes 24 and 25 and January 31, 2007 as to Note 1(b)) appearing in this Amendment No.1 to this Annual report on Form 40-F of Ivanhoe Mines Ltd. for the year ended December 31, 2005.
/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants
Vancouver, British Columbia, Canada
January 31, 2007